UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 13, 2008

Moldflow Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30027 (Commission File Number)	04-3406763 (IRS Employer Identification No.)
492 Old Connecticut Path, Ste 401
Framingham, Massachusetts, 01701
(Address of principal executive offices, including zip code)
(508) 358-5848
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Changes in Control of Registrant.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES

Item 5.01.	Changes in Control of Registrant.
On May 1, 2008, Moldflow Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Autodesk, Inc., a Delaware corporation (“Autodesk”), and Switch Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Autodesk (the “Purchaser”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, the Purchaser commenced a tender offer for all of the outstanding shares of common stock of the Company, par value $0.01 per share (the “Shares”), at a price of $22.00 per share, net to the selling stockholders in cash, without interest (the “Offer”), all on the terms and subject to the conditions disclosed in the Offer to Purchase on Schedule TO filed by Autodesk and Purchaser with the United States Securities and Exchange Commission on May 15, 2008, as amended (the “Offer to Purchase”).
The Offer expired at midnight, New York City time, on Thursday, June 12, 2008. On June 13, 2008, Autodesk announced that, as of that date, approximately 9,170,044 Shares, as well as 816,859 Shares that were tendered pursuant to guaranteed delivery procedures, which together represented 81.32% of the Company’s issued and outstanding shares, were validly tendered and not withdrawn pursuant to the Offer, and that Purchaser had accepted such Shares for payment. On June 13, 2008, Purchaser commenced a subsequent offering period for all remaining Shares. The subsequent offering period will expire on Thursday, June 19, 2008, at 6:00 PM, New York City time.
As described in the Offer to Purchase, Purchaser and Autodesk have obtained (and expect to continue to obtain) the necessary funds for payment of the Shares from Autodesk’s existing cash balances and borrowings under Autodesk’s existing revolving credit facility with Citibank N.A. The Offer is not conditioned on any financing arrangements.
Pursuant to the Merger Agreement, as of the initial acceptance for payment by Purchaser on June 13, 2008, of the Shares validly tendered and not withdrawn (the “Appointment Time”), Autodesk became entitled to designate directors to the Company’s five member Board of Directors (the “Board”). In accordance with the Merger Agreement, A. Roland Thomas, Robert P. Schechter and Roger E. Brooks resigned as directors effective as of Appointment Time. In addition, the Board appointed Carl Bass, George M. Bado and Robert Kross to serve as members of the Board, effective as of the Appointment Time, each of whom shall serve until the next annual stockholders meeting at which such director is up for re-election or until his or her earlier resignation or removal. Two of the Company’s current directors will remain on the Board until the acquisition of the Company by Autodesk is completed in accordance with the Merger Agreement.
All stockholders who do not tender their Shares as part of the Offer, as extended by the subsequent offering period, will receive $22.00 in cash for each Share held at the time the acquisition is completed in accordance with the Merger Agreement (other than stockholders who validly perfect appraisal rights under Delaware law).
The foregoing summary of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached as Exhibit 2.1 to the Form 8-K filed with the Securities and Exchange Commission by the Company on May 2, 2008 and is incorporated by reference into this Item 5.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The disclosure called for by this Item is incorporated by reference to the disclosure set forth in Item 5.01 of this report.
In addition, according to the Offer to Purchase, there are no transactions, or proposed transactions, since the beginning of the Company’s last fiscal year to which the Company was or is to be a party, in which Carl Bass, George M. Bado or Robert Kross have a direct or indirect material interest required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are attached to this Current Report on Form 8-K:

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of May 1, 2008, by and among Autodesk, Inc., Switch Acquisition Corporation and Moldflow Corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 2, 2008).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Moldflow Corporation
By:	/s/ Lori M. Henderson
Lori M. Henderson
Chief Administrative Officer and General Counsel

Date: June 17, 2008

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated as of May 1, 2008, by and among Autodesk, Inc., Switch Acquisition Corporation and Moldflow Corporation (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on May 2, 2008).